Press Release	Source: Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Closes $30 Million Private Note Placement
Tuesday June 3, 8:00 am ET

LAIYANG, China, June 3 /Xinhua-PRNewswire-FirstCall/ -- Genesis Pharmaceuticals Enterprises, Inc. (OTC Bulletin Board: GTEC - News; ''Genesis'' or the ''Company''), a leading pharmaceutical company in the People's Republic of China, today announced that on May 30, 2008, it successfully completed a private placement of an aggregate principal amount of $30,000,000 of its three year convertible notes (the ''Notes'').

The Notes carry an annual interest rate of 6.0% and are convertible into shares of the Company's Common Stock at a conversion price of $0.20 per share. In connection with the private placement of the Notes, the Company issued to purchasers of the Notes an aggregate of 75,000,000 five-year warrants to purchase shares of its Common Stock at an exercise price of $0.25 per share. The lead investor in the private placement was Pope Investments, LLC.

Genesis intends to use a significant portion of the net proceeds from this private placement to pay for the rights to manufacture and distribute a new Chinese Class I drug, Ligustrazine Ferulic Acid Acetate (''LFAA''), and for the marketing expenses associated with the launch of LFAA. LFAA is a cardiac cerebral vascular medicine that helps to reduce blood clotting and prevent blood platelets from clumping together. The Company expects to receive approval of LFAA from China's State Food and Drug Administration in the first half of calendar year 2009 and to start generating revenue from sales of this drug in the latter half of calendar year 2009. The Company projects that revenue from LFAA sales in Genesis' fiscal year 2010 (July 2009 through June 2010) will be over $23 million, and that revenues from LFAA sales will be over $35 million in fiscal year 2011, and to continue to grow thereafter. The Company estimates that the profit margin on LFAA sales will be above 80%.

The Company also intends to use a significant portion of the net proceeds from the private placement to purchase manufacturing equipment and upgrade the Company's facilities.

''We believe that this financing provides Genesis with new capital with which to pay the balance of what it costs to acquire and market LFAA, a drug that we believe has the potential to significantly enhance our future growth and profitability,'' said Mr. Cao Wubo, Chairman and CEO of Genesis Pharmaceuticals Enterprises. ''We are investing in our future growth and development while working to increase Company value for our shareholders.''

According to a make good arrangement entered into in connection with the private placement of the Notes, Mr Cao Wubo agreed to put 150,000,000 shares of his common stock into escrow. 60,000,000 of those shares will be transferred to the private placement investors in the event that either the Company's 2008 earnings before taxes are less than $26.7 million and/or the Company's fully diluted earnings per share are less than $0.04 and 90,000,000 of such shares will be transferred to the private placement investors in the event that the Company's 2009 earnings before taxes are less than $38.4 million and/or the Company's fully diluted earnings per share are less than $0.058 (or $0.056 if the 20,000,000 shares of common stock held in escrow in connection with the Company's November private placement have been released from escrow).

Neither the Notes, the warrants nor the shares of common stock issuable upon conversion of the Notes and the exercise of the warrants issued in this private placement have been registered under the Securities Act of 1933, as amended, and may not be offered or sold by the investors in the United States, except pursuant to an effective registration statement or an applicable exemption from the registration requirements. Genesis Pharmaceuticals Enterprises, Inc. has agreed to file a registration statement covering the resale by the investors of the shares of common stock issuable upon conversion of the Notes and exercise of the warrants issued in this private placement within 45 days of the closing date of the private placement. For more detailed information on this financing, please refer to the Company's Form 8-K and related exhibits that will be filed with the Securities and Exchange Commission on Tuesday, June 3, 2008.

Brean, Murray, Carret & Co, served as the sole placement agent for this placement.

This press release does not constitute an offer to sell or the solicitation of an offer to buy any security and shall not constitute an offer, solicitation or sale of any securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction.

About Genesis Pharmaceuticals Enterprises, Inc.

Genesis Pharmaceuticals Enterprises, Inc. is a U.S. public company engaged in the research, development, production, marketing and sales of pharmaceutical products in the People's Republic of China. Its operations are located in Northeast China in an Economic Development Zone in Laiyang City, Shandong province. Genesis is a major pharmaceutical company in China producing tablets, capsules, and granules for both western and Chinese herbal- based medical drugs.

Safe Harbor Statement

Certain statements in this press release that are not historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not guarantees of future performance and are subject to risks and uncertainties that could cause the Company's actual results and financial position to differ materially from those included within the forward-looking statements. Forward-looking statements involve risks and uncertainties, including those relating to the Company's ability to introduce, manufacture and distribute new drugs. Actual results may differ materially from anticipated or predicted results, and reported results should not be considered as an indication of future performance. The potential risks and uncertainties include, among others, the Company's ability to obtain raw materials needed in manufacturing, the continuing employment of key employees, the failure risks inherent in testing any new drug, the possibility that regulatory approvals may be delayed or become unavailable, patent or licensing concerns that may include litigation, direct competition from other manufacturers and product obsolescence. More information about the potential factors that could affect the Company's business and financial results is included in the Company's filings, available via the United States Securities and Exchange Commission.

For more information, please contact:

Genesis Pharmaceuticals Enterprises, Inc.
Ms. Elsa Sung CFO
Phone: +1-954-727-8436
Email:  genesispharm@gmail.com
Web:    http://www.genesis-china.net

CCG Elite Investor Relations, Inc.
Mr. Crocker Coulson, President
Phone: +1-646-213-1915
Email:  crocker.coulson@ccgir.com
Web:    http://www.ccgelite.com

Source: Genesis Pharmaceuticals Enterprises, Inc.